                                                                    EXHIBIT 10.1

                                                                  EXECUTION COPY

                                SUPPLY AGREEMENT

                                 BY AND BETWEEN

                         R. J. REYNOLDS TOBACCO COMPANY

                                       AND

                      ALCAN PACKAGING FOOD AND TOBACCO INC.

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                                TABLE OF CONTENTS

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I. DEFINITIONS AND INTERPRETATION................................................................           1

    1.1               Defined Terms..............................................................           1
    1.2               Interpretation.............................................................           6

II. RESPONSIBILITIES OF PARTIES..................................................................           7

    2.1               Term of the Agreement......................................................           7
    2.2               Exclusivity................................................................           7
    2.3               Scope and Effect of this Agreement.........................................           7
    2.4               Manufacturing Facilities...................................................           7
    2.5               Specifications.............................................................           8
    2.6               Contact Personnel..........................................................           9
    2.7               Conferences................................................................           9
    2.8               Visit at Facilities and Inspection.........................................          10
    2.9               Periodic Forecasts.........................................................          10
    2.10              Purchase Orders and Supply Schedules.......................................          10
    2.11              Inventory..................................................................          10
    2.12              Quality....................................................................          11
    2.13              Supply Activities..........................................................          11
    2.14              Delivery and Shipment; Remedies for Failure to Deliver by Agreed
                      Delivery Dates.............................................................          11
    2.15              Contingency Manufacturing Plans; Alternative Source of Supply..............          13
    2.16              Art, Prepress and Engraving................................................          13
    2.17              Cylinders and Tooling......................................................          13
    2.18              Capital Expenditures.......................................................          14
    2.19              Intellectual Property......................................................          14
    2.20              Sharing of Information.....................................................          16
    2.21              New Products...............................................................          16
    2.22              Transition Supply Arrangements.............................................          17
    2.23              Destruction of Waste.......................................................          19

III. COMMERCIAL TERMS............................................................................          19

    3.1               Pricing....................................................................          19
    3.2               Payment Terms..............................................................          20
    3.3               Rejected Products..........................................................          21
    3.4               Audit Rights of RJRT.......................................................          21
    3.5               Joint Cost Savings Initiatives.............................................          22
    3.6               Insurance..................................................................          22
    3.7               Additional Services........................................................          22

IV. TERMINATION..................................................................................          23

    4.1               Termination................................................................          23
    4.2               Effect of Termination......................................................          24
    4.3               Survival...................................................................          25
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                                       i
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                                TABLE OF CONTENTS
                                   (continued)

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                                                                                                          PAGE
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V.  ONFIDENTIALITY...............................................................................          25

    5.1               Confidentiality Obligation.................................................          25
    5.2               Exceptions.................................................................          26
    5.3               Authorized Disclosure......................................................          26

VI. WARRANTIES...................................................................................          26

    6.1               Warranties.................................................................          26
    6.2               Liability and Damages......................................................          27
    6.3               Representation of Authority................................................          27
    6.4               Compliance with Laws.......................................................          28
    6.5               RJRT's Indemnity Obligations...............................................          28
    6.6               Supplier's Indemnity Obligations...........................................          29
    6.7               Supplier for Product.......................................................          29
    6.8               Rights to Intellectual Property............................................          29

VII .MISCELLANEOUS...............................................................................          29

    7.1               Further Assurances.........................................................          29
    7.2               Waiver.....................................................................          29
    7.3               Relationship of Supplier and RJRT..........................................          30
    7.4               Force Majeure..............................................................          30
    7.5               Governing Law..............................................................          30
    7.6               Dispute Resolution.........................................................          30
    7.7               Jurisdiction...............................................................          30
    7.8               Waiver of Jury Trial.......................................................          31
    7.9               Severability...............................................................          31
    7.10              Amendments.................................................................          31
    7.11              Notices....................................................................          31
    7.12              Entire Agreement...........................................................          32
    7.13              Assignment.................................................................          32
    7.14              Attorney-Client Privilege..................................................          33
    7.15              Expenses...................................................................          33
    7.16              Publicity..................................................................          33
    7.17              No Third Party Beneficiaries...............................................          33
    7.18              Counterparts...............................................................          33
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                                       ii
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                                TABLE OF CONTENTS
                                   (continued)

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List of Annexes

Excluded Products.........................................................................        Annex A
Included Products.........................................................................        Annex B
Included Products With Qualifications.....................................................        Annex C
Specifications for All Products...........................................................        Annex D
RJRT Product Testing Protocols............................................................        Annex E
Pricing by SKU............................................................................        Annex F
Supplier's Payment Instructions...........................................................        Annex G
Supplier Savings Initiatives..............................................................        Annex H

List of Schedules

Ancillary and Related Agreements..........................................................        Schedule 2.3
Periodic Forecast Rules...................................................................        Schedule 2.9
Weekly Call-Out Procedures................................................................        Schedule 2.10
On Time/In Full Delivery Percentage by Category of Product ...............................        Schedule 2.14(c)
On Time/In Full Delivery Percentage by SKU ...............................................        Schedule 2.14(d)
Price Triggers............................................................................        Schedule 3.1(b)
Cost Model ...............................................................................        Schedule 3.1(c)
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                                      iii

                                SUPPLY AGREEMENT

      This Supply Agreement (the "Agreement") is made and entered into as of this 2nd day of May, 2005 (the "Effective Date"), by and between R. J. Reynolds Tobacco Company, a North Carolina corporation ("RJRT") and Alcan Packaging Food and Tobacco Inc., a Delaware corporation ("Supplier"). RJRT and Supplier shall be referred to herein individually as a "Party" and collectively as the "Parties."

                                    RECITALS

      A. RJRT is a manufacturer and seller of tobacco products, including Cigarettes;

      B. RJRT is the sole owner of RJR Packaging, LLC ("RJRP"), and RJRT has in the past obtained certain materials associated with Cigarettes and packaged Cigarettes from RJRP;

      C. RJRP has entered into a series of related transactions with various parties, including Oracle Flexible Packaging, Inc. ("Oracle") and Supplier, pursuant to which, among other things, RJRP is selling and transferring certain of its property and assets; and

      D. Pursuant to the terms of a certain Bill of Sale dated concurrently herewith (the "Bill of Sale"), RJRP has sold and transferred to Supplier certain machinery and equipment used in connection with the manufacture and production of flexible packaging products for RJRT (collectively, the "Equipment").

      NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, RJRT and Supplier hereby agree as follows:

                        I. DEFINITIONS AND INTERPRETATION

      1.1 Defined Terms. For purposes of this Agreement, the following terms shall have the meanings ascribed below:

      "Affiliate" of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

      "Agreement" has the meaning set forth in the introductory paragraph hereof.

      "Art" has the meaning set forth in Section 2.16.

      "B&W" means Brown & Williamson Holdings, Inc, formerly known as Brown & Williamson Tobacco Corporation.

      "Bill of Sale" has the meaning set forth in the recitals.

      "Call-Out" has the meaning set forth in Schedule 2.10.

      "Cigarette" means: (a) any roll of tobacco wrapped in paper or in any substance not containing tobacco, or (b) any roll of tobacco wrapped in any substance containing tobacco which, because of its appearance, the type of tobacco used in the filler, or its packaging or labeling, is likely to be offered to, or purchased by consumers, as a cigarette described in the foregoing clause (a).

      "Competitor of RJRT" means any entity that: (a) derived at least ten percent (10%) of its revenues during the calendar year immediately preceding the relevant date from the sale of any product containing tobacco or (b) any entity that owns, directly or indirectly (beneficially or of record), more than 50% of the total common equity or voting stock of an entity described in clause (a) above.

      "Competitor of Supplier" means any entity that: (a) derived at least ten percent (10%) of its revenues during the calendar year immediately preceding the relevant date from the sale of any tobacco packaging products or (b) any entity that owns, directly or indirectly (beneficially or of record), more than fifty percent (50%) of the total common equity or voting stock of an entity described in clause (a) above.

      "Confidential Information" means (a) any proprietary information of a Party hereto or of a third party with whom such Party has an obligation of confidence, or (b) any other information or data relating to any aspect of any research project, work in progress, test, scientific information, technical information, engineering information, manufacturing information, marketing plan, business plan, proposal, financial or personnel matter, present or future product, sales, supplier, customer, employee, investor or business of a Party, in each case, whether in oral, written, graphic or electronic form.

      "Contract Manufacturing Agreements" means the Contract Manufacturing Agreement, dated as of July 30, 2004, by and between RJRT and BATUS Japan, Inc., the Contract Manufacturing Agreement, dated July 30, 2004, by and between RJRT and B.A.T. (U.K. and Export) Limited, and the Agreement, dated as of January 1, 2005, by and between R.J. Reynolds Global Products, Inc. and JT International S.A., as each may hereafter be amended from time to time.

      "Current Facility" has the meaning set forth in Section 2.4

      "Damages" has the meaning set forth in Section 6.5(a).

      "Disclosing Party" has the meaning set forth in Section 5.1.

      "Effective Date" is the date set forth in the introductory paragraph hereof.

      "Equipment" has the meaning set forth in the recitals.

      "Excluded Product" means any product item or service noted on Annex A and Excluded New Products and any other product, item or service not included in the definition of Products.

      "Excluded New Product" has the meaning set forth in Section 2.21.

      "Force Majeure Event" means, with respect to either Party, causes beyond the control of such Party, including acts of God, fire, flood, storm, earthquake, explosion, epidemic, embargo, war, acts of war (whether war be declared or not), acts of terrorism, insurrection, riot, civil commotion, or acts, omissions or delays in acting by any Governmental Authority (including legislative, administrative, judicial, police or any other official government acts) not resulting from any breach or delay by such Party.

      "Governmental Authority" means any of the following: (a) the government of the U.S.A. or any foreign country, (b) the government of any state, province, county, municipality, city, town, or district of the United States or any foreign country, and any multi-country districts and (c) any ministry, agency, department, authority, commission, administration, court, magistrate, tribunal, arbitrator, instrumentality, or political subdivision of, or within the geographical jurisdiction of, any government described in the foregoing clauses
(a) and (b).

      "Included New Product" has the meaning set for in Section 2.21.

      "Included Products" means those products listed on Annex B.

      "Included Products With Qualifications" means those products listed on Annex C.

      "Intellectual Property" means all (i) information, concepts, ideas, discoveries, inventions (whether conceived or reduced to practice, and whether or not patentable), letters patent, applications for patents, patents, patent disclosures awaiting filing determination, trade names, trade dress, trademarks, service marks, registrations of trademarks and service marks, applications for registration of trademarks and service marks, copyrights, registrations of copyrights, applications for registrations of copyrights, package designs, UPC codes, logos, slogans, Internet domain names, toll-free numbers, including licenses of any of the foregoing and work for hire agreements, art supplier release agreements and artwork agreements; (ii) all trade secrets, know-how, methods, inventions, processes, formulae, Specifications, requirements, samples of prototypical Cigarettes and Cigarette components, compositions, designs, databases, software, codes, business plans and strategies, marketing plans, customer lists, sourcing and supplier information, promotional materials and associated artwork, graphics, designs, prints, sketches, Art, drawings and photographs, developments, background technology, computer files comprising all web sites, tangible property in any form whatsoever embodying such information and work in process or under development embodying such information; and (iii) all rights under or in respect of the foregoing including, but not limited to, rights to sue for and remedies against past, present and future infringements thereof, and rights of priority and protection of interests therein under the laws of any jurisdiction worldwide and all tangible embodiments thereof and all enhancements, derivatives, and improvements thereof.

      "Jointly Created Intellectual Property" has the meaning set forth in
Section 2.19.

      "Law" means any statute, law, ordinance, rule or regulation of any Governmental Authority.

      "Measurement Period" has the meaning set forth below under "On Time/In Full Delivery Percentage."

      "Modified Products" means products that, save for minor amendments to Specifications, have substantially the same technical, physical and performance characteristics as existing Products.

      "New Products" means products not currently required by RJRT, that may from time to time after the Effective Date be required by RJRT, relating either
(i) to the packaging of Cigarettes or (ii) to non-tobacco Cigarette components. Modified Products are not New Products.

      "On Time/In Full" is the performance metric used to measure Supplier's delivery performance under this Agreement to determine if Supplier has delivered
(i) one hundred percent (100%) of the volume of Products ordered by RJRT, (ii) on the firm delivery date established for each Call-Out in accordance with the Call-Out Procedures set forth in Schedule 2.10 of this Agreement and (iii) in accordance with the Specifications and the warranties set forth in Section 6.1 of this Agreement. For purposes of tracking this On Time/In Full performance metric and producing related periodic reports, each order placed pursuant to a Call-Out in accordance with the Call-Out Procedures set forth in Schedule 2.10 with respect to each SKU shall be deemed an individual order (an "Order Unit") and accounted for under the Product category listed on Schedule 2.14(c) relevant to such SKU.

      "On Time/In Full Delivery Percentage" means, with respect to any time period stated in Section 2.14 (a "Measurement Period"), the percentage of Order Units ordered pursuant to a Call-Out in accordance with the Call-Out Procedures set forth in Schedule 2.10, the firm delivery date for which is within such a Measurement Period and delivered by Supplier On Time/In Full. On Time/In Full Delivery Percentage shall be measured as follows: [(total number of Order Units deliverable during the Measurement Period) minus (total number of such Order Units not delivered by Supplier On Time/In Full)] divided by (total number of Order Units deliverable during the Measurement Period) times one hundred (100). Stated formulaically:

Number of Order Units
deliverable during the       Number of Order Units not
Measurement Period by   (-)  delivered On Time/In Full
      Supplier
------------------------------------------------------ x 100 = On Time/In Full
                                                          Delivery Percentage

Number of Order Units deliverable during the Measurement
                Period by Supplier

As applied to Section 2.14(c) by way of illustration, if over the applicable Measurement Period, 83 Order Units for closures were deliverable by Supplier and Supplier delivered 59 such orders On Time/In Full, Supplier's On Time/In Full Delivery Percentage for such Product category during the Measurement Period would be as follows:

                  83 (-) 24
                --------------- x 100 = 71%
                     83

As applied to Section 2.14(d) by way of illustration, if over the applicable Measurement Period, 35 Order Units for a specific SKU were deliverable by Supplier and Supplier delivered 27 such orders On Time/In Full, Supplier's On Time/In Full Delivery Percentage for such specific SKU during the Measurement Period would be as follows:

                  35 (-) 8
               --------------  x 100 = 77%
                     35

For purposes of determining On Time/In Full Delivery Percentage, late deliveries or non-deliveries attributable to the acts or omissions of the common carrier shall not be considered.

      "Oracle" has the meaning set forth in the recitals.

      "Order Unit" has the meaning set forth above under "On Time/In Full."

      "Party" has the meaning set forth in the introductory paragraph hereof.

      "Person" means any firm, corporation, partnership, limited liability company, joint venture, trust, unincorporated association or organization, business, enterprise or other entity, any individual and any Governmental Authority.

      "Planning" has the meaning set forth in Schedule 2.9.

      "Price" has the meaning set forth in Section 3.1(a).

      "Products" means the products listed on Annexes B and C and includes Modified Products, but excludes Excluded New Products as described in Section 2.21.

      "Purchase Order" means any purchase order issued by RJRT to Supplier relating to the Products, that may include delivery instructions, shipping instructions, contact personnel, matters including "bill to" and "sold to" and such other requirements as RJRT may specify or Supplier may reasonably require.

      "Receiving Party" has the meaning set forth in Section 5.1.

      "RJRP" has the meaning set forth in the Recitals.

      "RJRT" has the meaning set forth in the introductory paragraph hereof.

      "RJRT Indemnified Party" has the meaning set forth in Section 6.6.

      "RJRT Intellectual Property" has the meaning set forth in Section 2.19.

      "RJRT's Pre-Existing Intellectual Property" has the meaning set forth in
Section 2.19.

      "SKU" with respect to a Product, means a stock keeping unit designation.

      "Specifications" means specifications and standards set by RJRT for the Products, and which are consistent with the specifications and manufacturing standards met by RJRP immediately prior to the Effective Date, as the same may be amended in accordance with the procedures set forth in this Agreement. Specifications relate to the size, shape, dimension, composition, physical properties, chemical properties, weight, configuration, appearance, indicia, color and tolerances of the Products. For purposes of this Agreement, changes in raw material requirements or composition to be used in the manufacture of Products shall be deemed a change of Specification.

      "Supplier" has the meaning set forth in the introductory paragraph hereof.

      "Supplier Facility" has the meaning set forth in Section 2.4.

      "Supplier Indemnified Party" has the meaning set forth in Section 6.5.

      "Supplier's Intellectual Property" has the meaning set forth in Section 2.19.

      "Supplier's Pre-Existing Intellectual Property" has the meaning set forth in Section 2.19.

      "Term" means the period in which this Agreement is in effect as defined in
Section 2.1.

      "Transition Period" has the meaning set forth in Section 2.14(c).

      "Transition Supply Agreement" means the Supply Agreement, dated May 2, 2005, by and between the Supplier and Oracle.

      "United States" means the United States of America and its territories and possessions.

      "Weekly Forecast" has the meaning set forth in Section 2.9.

      1.2 Interpretation. (a) When a reference is made in this Agreement to Articles, Sections, Exhibits, Schedules or Annexes, such reference will be to an Article or Section of or Exhibit, Schedule or Annex to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they will be deemed to be followed by the words "without limitation." Unless the context otherwise requires, (i) "or" is disjunctive but not necessarily exclusive, (ii) words in the singular include the plural and vice versa, (iii) the use in this Agreement of a pronoun in reference to a party hereto includes the masculine, feminine or neuter, as the context may require, and (iv) terms used herein which are defined in GAAP have the meanings ascribed to them therein. All Schedules, Exhibits and Annexes hereto will be deemed part of this Agreement and included in any reference to this Agreement. This Agreement will not be interpreted or construed to require any Person to take any action, or fail to take any action, if to do so would violate any applicable Law.

            (b) The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

                        II. RESPONSIBILITIES OF PARTIES

      2.1 Term of the Agreement. This Agreement shall be effective upon the Effective Date and, unless sooner terminated by either Party pursuant to the terms and conditions hereof, shall remain in effect until the 9th Anniversary of the Effective Date (the "Term").

      2.2 Exclusivity. During the Term and subject to the limitations contained in this Agreement, Supplier is hereby appointed the exclusive supplier of RJRT for the Products. During the Term, subject to and in accordance with the terms and conditions of this Agreement, Supplier shall provide all Products to RJRT, and RJRT shall purchase all of its Product requirements from Supplier. RJRT shall furnish to Supplier Specifications for all Products to be manufactured and produced pursuant to this Agreement.

      2.3 Scope and Effect of this Agreement. The scope of this Agreement includes Products to (1) be used by RJRT in the ordinary course of its business in the United States, including its obligations to provide Products in Puerto Rico (through an Affiliate), duty free shops in the United States and United States overseas military installations and (2) satisfy RJRT's obligations pursuant to the Contract Manufacturing Agreements in accordance with the terms of those Contract Manufacturing Agreements. Notwithstanding the foregoing, except as expressly set forth in the preceding sentence, nothing herein will obligate RJRT to obtain Products from Supplier for (1) any of its subsidiaries or Affiliates or (2) any business operations outside the United States. Nothing herein shall restrict RJRT's ability to transfer the ownership of its brands during the Term of this Agreement to an unaffiliated third party. RJRT hereby agrees that in the event of a reorganization of its corporate structure during the Term of this Agreement resulting in the transfer of Products to an Affiliate or Subsidiary, the manufacture of such Products shall continue to be subject to this Agreement but no other brands or products of such Subsidiary or Affiliate shall be included in the scope of this Agreement. Except as set forth in the preceding sentence, nothing contained herein shall restrict or in any way limit RJRT's right or ability to otherwise effectuate any such reorganization or transfer of brands, whether or not such reorganization or transfer results in the manufacture of Product by a Person other than Supplier. Notwithstanding anything herein to the contrary, this Agreement shall not be binding or effective on either of the Parties unless and until each and every other ancillary and related agreement between and/or among RJRT, RJRP, Supplier, and Oracle identified on Schedule 2.3 executed and delivered; it being expressly acknowledged and agreed that this Agreement constitutes only one portion of a series of related and integrated transactions, each of which must be consummated before any other is effective. The manufacture and supply of Excluded Products are not included in the scope of this Agreement. During the Term, RJRT will provide Supplier with notice of, and an opportunity to bid on, additional business outside the scope of this Agreement. Notwithstanding the preceding sentence, for any additional business related to promotional sleeves arising during the Term, RJRT shall provide Supplier with written notice of the opportunity to bid on such promotional sleeves business. Unless expressly agreed in writing by the Parties, no such additional business shall be deemed Included Products.

      2.4 Manufacturing Facilities. Supplier shall initially manufacture, or cause to be manufactured, Products at Buildings 200 and 604 which currently house the packaging business of RJRP (the "Current Facility"). After the Effective Date, Supplier may relocate part of the manufacture of Products under this Agreement to an existing qualified manufacturing facility of

Supplier and part to a newly constructed qualified manufacturing facility in the Winston-Salem, North Carolina area or such other location as may be mutually agreed by RJRT and Supplier in writing (hereinafter collectively or individually referred to as the "Supplier Facility"). Supplier shall give RJRT reasonable advance written notice of any relocation of Product manufacture from the Current Facility to a Supplier Facility. Supplier shall bear all costs and expenses (including capital expenditures) incurred in connection with relocating the manufacturing operations for Products from the Current Facility to the Supplier Facilities, except for any expenses which may be borne by RJRT pursuant to
Section 2.17(a). Upon request by RJRT, Supplier will, at Supplier's sole cost and expense, supply a reasonable quantity of sample Products manufactured in the applicable Supplier Facility in advance of mass supply for quality testing by RJRT.

      2.5 Specifications.

            (a) Annex D sets forth the initial Specifications for all Products to be produced by Supplier for RJRT pursuant to this Agreement.

            (b) Changes Proposed by RJRT.

                  (i) In accordance with the procedures stated below in the following clauses (ii) through (iv), Supplier shall comply with RJRT's reasonable instructions for any changes in Specifications (the direct incremental costs of Supplier's evaluation of any such changes, if such evaluation is necessary, shall be borne by RJRT, subject to RJRT's prior written approval of the budget for such costs which approval shall not be unreasonably withheld or delayed).

                  (ii) The Parties shall conduct trials, as appropriate, in order to evaluate the effect of changes in Specifications upon Products, Product pricing or the Parties' manufacturing environments (the direct incremental costs of evaluating and implementing any such changes, other than any resulting capital expenditures, shall be borne by RJRT).

                  (iii) Upon completion of the activities set forth in the foregoing clauses (i) and (ii) to RJRT's satisfaction, RJRT shall provide final written approval for the changed Specifications. Unless otherwise agreed in writing, RJRT shall not be required to accept any quantity of Products involving such changed Specifications for which RJRT has not provided such final approval.

                  (iv) Supplier shall accept and acknowledge all changed Specifications for which RJRT has provided final approval to Supplier, unless Supplier has demonstrated to RJRT's reasonable satisfaction that it cannot meet such changed Specifications. If RJRT and Supplier disagree as to Supplier capability or capacity to meet the changed Specifications, Supplier and RJRT shall negotiate in good faith to resolve the controversy in accordance with the procedures set forth in Section 7.6. If (i) RJRT and Supplier still cannot agree after following such procedures or (ii) RJRT accepts Supplier's claim that it cannot meet the changed Specification, the products affected by such changed Specifications will be deemed to be Excluded New Products, and RJRT will be entitled to have such Excluded New Products manufactured by a third party supplier selected by RJRT.

                  (v) Should mutually agreed changes to Specifications require Product pricing changes, Supplier and RJRT shall negotiate the applicable pricing changes (both increases and decreases) based on the documented effects of the Specification changes on Supplier's direct incremental costs.

            (c) Changes Proposed by Supplier.

                  (i) Supplier shall inform RJRT in writing of changes in Supplier's manufacturing operations proposed at any time during the Term which are anticipated to have an effect upon or require modifications to Specifications or upon Supplier's ability to produce the projected volumes of Products anticipated to be ordered by RJRT (the costs of evaluating and implementing any such changes shall be borne by Supplier). Supplier shall provide sufficient advance notice of such proposed changes in manufacturing operations so as to allow RJRT commercially reasonable time to evaluate and test the effects of the associated Specification changes on the Products and the Products' consumer acceptability and in no event shall any such change in Supplier's manufacturing operations be implemented without RJRT's prior written consent.

                  (ii) Supplier and RJRT shall conduct trials, as appropriate, in order to evaluate the effect of the proposed changes in Specifications upon Products, Product pricing or the Parties' manufacturing environments and the Products' consumer acceptability (the costs associated with such trials shall be borne by Supplier, including the costs of sampling and consumer testing reasonably determined to be necessary by RJRT, subject to Supplier's prior written approval of the budget for such costs which approval shall not be unreasonably withheld or delayed). The applicable trial, sampling and consumer testing methodologies will be determined by mutual agreement of the Parties in accordance with RJRT's Product Testing Protocols attached hereto as Annex E.

                  (iii) Upon completion of the activities set forth in the foregoing clauses (i) and (ii) to RJRT's satisfaction, RJRT shall provide final written approval for the changed Specifications. Unless otherwise agreed in writing, RJRT shall not be required to accept any quantity of Products for which RJRT has not provided such final approval.

                  (iv) Supplier shall accept and acknowledge in writing all changed Specifications for which RJRT has provided final approval to Supplier.

                  (v) Should mutually agreed changes to Specifications require Product pricing changes, Supplier and RJRT shall negotiate the applicable pricing changes (both increases and decreases) based on the documented effects of the Specification changes on Supplier's direct incremental costs.

      2.6 Contact Personnel. Promptly after the Effective Date, each of Supplier and RJRT shall designate primary contact individuals for purposes of this Agreement. Those individuals shall have responsibility and authority for communicating and receiving information regarding all matters that are relevant pursuant to the relationship between Supplier and RJRT in accordance with this Agreement. Supplier and RJRT shall promptly notify the other if there is a change in the designation of any contact individual.

      2.7 Conferences. Representatives of Supplier and RJRT shall conduct such conferences (by video, teleconference or in person) as they deem necessary to discuss with one another the Products, quality control procedures, and any other matters relating to the activities involving the supply of Products to RJRT by Supplier. All issues identified during such conferences shall be evaluated, addressed and remedied as promptly as commercially practicable.

      2.8 Visit at Facilities and Inspection. (a) Representatives of RJRT may, upon reasonable notice and at times reasonably acceptable to Supplier, visit the facilities at which the Products are manufactured. RJRT shall bear its own expenses with regard to any such visit. If requested by RJRT, Supplier shall cause the individuals responsible for manufacture of Products pursuant to this Agreement to be available for meetings at the facilities where such individuals are employed at times reasonably requested by RJRT. RJRT's inspection rights shall include the inspection of the inventory of Products maintained by Supplier, Supplier's manufacturing facilities and processes relating to the Products, Supplier's quality control procedures relating to the Products, and all materials used in the manufacturing and packaging of the Products.

            (b) Subject to the confidentiality provisions set forth herein, during any such visit, RJRT shall be responsible for ensuring that its representatives abide by all of Supplier's rules and regulations with regard to safety, security, personnel matters, computer use and computer network use while at Supplier's facilities, to the extent such rules and regulations have been clearly communicated to RJRT at or in advance of such visit. RJRT shall inform its representatives that have access to Supplier's premises of their obligations under this Agreement. RJRT shall be responsible for ensuring that its representatives and visitors refrain from engaging in any conduct that materially interferes with Supplier's business or operations.

      2.9 Periodic Forecasts. RJRT shall provide Supplier, on a weekly basis, with a rolling twenty six (26) week forecast (by SKU) (the "Weekly Forecast") providing projections for volumes of the various Products for which RJRT expects to place Call-Outs during the period covered by such forecasts. Except to the extent specifically set forth in Schedule 2.9, any and all such forecasts supplied will be non-binding and will be supplied for purposes of general planning of capacity and inventories. Although RJRT shall use reasonable business judgment to provide an accurate Weekly Forecast, RJRT shall not in any way be responsible for guaranteeing the accuracy of any such forecast or precluded from changing any such forecast. RJRT and Supplier shall cooperate in resolving any issues that are created as a result of forecast inaccuracies.

      2.10 Purchase Orders and Supply Schedules. RJRT shall place a blanket Purchase Order with Supplier at least annually for Products that RJRT desires to order. RJRT shall provide (or reference) to Supplier the Specifications for each of the Products subject to a blanket Purchase Order. Supplier shall schedule supply of Products based on the blanket Purchase Orders placed by RJRT, the Weekly Forecast, in accordance with the Weekly Forecast Procedures set forth on
Schedule 2.9, and the weekly Call-Outs, in accordance with the Call-Out Procedures set forth on Schedule 2.10.

      2.11 Inventory. (a) Supplier will be responsible for managing and maintaining sufficient raw material inventory to supply the Products in accordance with the Weekly Forecast and in accordance with the Periodic Forecast Procedures set forth on Schedule 2.9. If requested by RJRT from time to time, Supplier agrees to hold any inventory of Products produced pursuant to any Call-Out for up to forty-five (45) days, after which time such Products shall be automatically shipped and invoiced to RJRT.

            (b) RJRT will have no obligation to purchase any Product produced by Supplier in excess of the amounts set forth by RJRT in the relevant Weekly Forecast, subject to the decision rules contained in the Periodic Forecast Procedures set forth in Schedule 2.9. Supplier will bear the costs of any such excess supply.

            (c) Supplier and RJRT will mutually review excess and/or obsolete inventory quarterly to determine its disposition.

      2.12 Quality. Supplier is responsible for providing Products meeting RJRT's Specifications. Any Products not meeting the Specifications for such Products may be rejected by RJRT in accordance with the procedures set forth in
Section 3.3.

      2.13 Supply Activities. (a) Supplier shall acknowledge receipt of each weekly Call-Out in accordance with the Call-Out Procedures set forth on Schedule 2.10.

            (b) If, for any reason, Supplier rejects in whole or in part, any Call-Out placed by RJRT in accordance with the Call-Out Procedures set forth on
Schedule 2.10, RJRT shall be entitled, but not obligated, to cover any shortfall resulting from Supplier's rejection by obtaining such Products from any third-party supplier of its choosing, at its own cost.

      2.14 Delivery and Shipment; Remedies for Failure to Deliver by Agreed Delivery Dates.

            (a) Shipping Instructions. Following the manufacture of Products, Supplier shall effect delivery of all Products by the delivery date(s) required in accordance with the Call-Out Procedures set forth in Schedule 2.10. Supplier shall ship Products on a first in/first out basis as determined by the date of manufacture and shall ship and deliver Products in the manner prescribed in any instructions that RJRT furnishes; provided, that all Products must be shipped using shipping terms that require Supplier to control the Products until delivered to the carrier chosen by RJRT. No carrier may be used by Supplier for shipment of the manufactured Products other than a carrier chosen by RJRT, unless otherwise specified in writing by RJRT. The shipping of Products under this Agreement shall be FOB shipping point (INCOTERMS 2000). For the avoidance of doubt, risk of loss to Products shall pass to RJRT once the Products are delivered to the carrier chosen by RJRT at Supplier Facility. RJRT shall pay all costs, including insurance costs, relating to the shipment and delivery of Products. RJRT understands and agrees that Supplier shall not be responsible for any delays in the delivery of Products due to a delay of carrier, and that such delay shall in no event be considered a breach of this Agreement by Seller pursuant to this Section 2.14, or included in determining the On-Time/In-Full Delivery Percentage.

            (b) Packing. Supplier shall be responsible for packing of the Products for shipment in accordance with RJRT's directions. Such packing shall be adequate to prevent any damage to and/or deterioration of Products under normal transport conditions.

            (c) Material Breach of Contract for Failure to Meet Required On Time/In Full Delivery Percentage.

                  (i) If, during any rolling one hundred eighty (180) days or any consecutive ninety (90) days during the Term, Supplier fails to maintain the On Time/In Full Delivery Percentages set forth on Schedule 2.14(c), by category of Product, as ordered by RJRT under this Agreement, such failure shall constitute a material breach of this Agreement by Supplier, entitling (but not requiring) RJRT to terminate the entire Agreement for cause without allowing the cure period provided for other material breaches of contract as provided in
Section 4.1(b). For purposes of this Section 2.14(c), the aggregate On Time/In Full Delivery Percentage for each category of Product shall be calculated by averaging the On Time/In Full Delivery Percentage of each SKU relating to, or contained in, such category of Product.

                  (ii) Supplier is responsible for meeting or exceeding the levels of service and performance established in this Section 2.14(c) and shall maintain at all times during the Term the necessary capacity to fulfill its obligations hereunder.

                  (iii) RJRT must invoke its termination rights by written notice to Supplier within sixty (60) calendar days of the accrual of such right or such right of termination shall be deemed waived with respect to the applicable material breach. Furthermore, after notice of termination is given, the termination of this Agreement shall become effective six (6) months from the date of RJRT's notice or such longer period as is set forth in such notice. During such period, this Agreement shall remain in full force and effect, including Supplier's obligation to continue to manufacture Products pursuant to Call-Outs placed by RJRT, if any.

            (d) Partial Termination for Failure to Meet Required On Time/In Full Delivery Percentage with Respect to a Specific Product.

                  (i) If, during any rolling one hundred eighty (180) days or any consecutive ninety (90) days during the Term, Supplier fails to maintain the On Time/In Full Delivery Percentage set forth on Schedule 2.14(d), on an SKU by SKU basis, as ordered by RJRT pursuant to this Agreement, such failure shall constitute a material breach of this Agreement by Supplier with respect to such SKU entitling (but not requiring) RJRT to terminate this Agreement with respect to such SKU only, for cause, without allowing the cure period provided for other material breaches of contract as provided in Section 4.1(b).

                  (ii) Supplier is responsible for meeting or exceeding the levels of service and performance established in this Section 2.14(d) and shall maintain at all times during the Term the necessary capacity to fulfill its obligations hereunder.

                  (iii) RJRT must invoke this partial termination right by written notice to Supplier within sixty (60) calendar days of the accrual of such right or such right of termination shall be deemed waived with respect to such breach. Furthermore, after notice of partial termination is given, such partial termination will become effective with respect to the terminated Product on the date set forth in RJRT's notice. During such period, this Agreement shall remain in full force and effect with respect to such terminated Product, including Supplier's obligation to continue to manufacture the terminated Product pursuant to Call-Outs placed by RJRT, if any.

            (e) Nothing in this Section 2.14 or otherwise in this Agreement shall limit RJRT's right to seek, in addition to the remedies provided in
Section 6.2, protective orders, injunctive relief or specific performance to compel performance of Supplier's obligations under this Agreement.

      2.15 Contingency Manufacturing Plans; Alternative Source of Supply.

            (a) On or prior to the Effective Date, Supplier shall provide to RJRT a written copy of the contingency manufacturing plans prepared by Supplier to ensure that Products can be manufactured and supplied to RJRT in accordance with this Agreement should Supplier or any of its agents or subcontractors suffer a loss or damage to its manufacturing facilities or any other interruption to, or interference with, Supplier's ability to comply with its obligations under this Agreement. During the Term of this Agreement, Supplier shall notify RJRT in writing of any proposed changes to the contingency manufacturing plans delivered in connection with the preceding sentence. No changes to the contingency manufacturing plans will be implemented without the prior written consent of RJRT which consent will not be unreasonably withheld or delayed.

            (b) If during the Term of this Agreement, Supplier becomes unable to provide Product to RJRT in the volumes requested by RJRT, then Supplier may purchase Products from a third party producer previously identified by RJRT as an acceptable replacement. In the event Supplier elects to satisfy its obligations under this Agreement through such a third party purchase, pricing to RJRT for such third party-purchased Products shall be based on the pricing matrix set forth on Annex F, and such third party-purchased Products shall be deemed volume ordered by RJRT from Supplier pursuant to this Agreement. This Agreement covers supply of Products regardless of where such Products are manufactured.

      2.16 Art, Prepress and Engraving. The cost of all artwork design and layout and engraving requested by RJRT will be borne by RJRT. RJRT, pursuant to the terms of Section 2.19, will be the sole owner of all artwork, prepress and engraving, including all other Intellectual Property relating thereto, manufactured or supplied pursuant to this Agreement or related to RJRT, but excluding Supplier's Intellectual Property ("Art"). Supplier shall have no right to, and shall not use, Art without the prior written approval of RJRT.

      2.17 Cylinders and Tooling. (a) RJRT shall purchase, at its expense, initial cylinders and embossing/cutting dies for all New Products and for existing Products the manufacture and supply of which are relocated to the Supplier Facility.

            (b) If RJRT initiates a specification change that requires changes to printing cylinders, plates and/or tooling (including back-ups), the direct incremental costs associated with such change in Specification will be borne by RJRT.

            (c) The costs of replacement of any cylinders, plates and tools in the ordinary cause of business resulting from wear and tear and/or damage will be borne by Supplier.

            (d) Supplier shall own all embossing/cutting dies and cylinder cores.

            (e) RJRT shall own the image carrier and engraving of the engraved cylinders used in the manufacture and supply of the Products, unless otherwise agreed in writing by the Parties.

            (f) Supplier shall not use the image carriers or engraving of the engraved cylinders for any purpose other than the manufacture or supply of the Products, without the prior written consent of RJRT.

      2.18 Capital Expenditures. All costs related to capital expenditures shall be borne by Supplier. RJRT will not finance or share in the cost of any capital expenditures incurred by Supplier in connection with the supply of Products pursuant to this Agreement.

      2.19 Intellectual Property. (a) Title to all Intellectual Property owned, developed or conceived by RJRT prior to the Effective Date is and shall remain the sole property of RJRT ("RJRT's Pre-Existing Intellectual Property"). Title to all Intellectual Property owned, developed or conceived by Supplier prior to the Effective Date is and shall remain the sole property of Supplier ("Supplier's Pre-Existing Intellectual Property"). Intellectual Property conceived or reduced to practice during the course of Supplier's performance of its duties under this Agreement by one or more employees, agents or representatives of Supplier acting alone, jointly with RJRT employees or at RJRT's request which relate exclusively to the Products or which are based on RJRT's Pre-Existing Intellectual Property or RJRT's Confidential Information shall belong to RJRT ("RJRT Intellectual Property"). Intellectual Property conceived or reduced to practice during the course of Supplier's performance of its duties under this Agreement by one or more employees of Supplier that was not based upon RJRT's Pre-Existing Intellectual Property or RJRT's Confidential Information and does not relate exclusively to the Products shall be the property of Supplier ("Supplier's Intellectual Property"). Intellectual Property conceived of and reduced to practice with input by both parties and which does not relate exclusively to the Products or is not based upon RJRT's Pre-Existing Intellectual Property or RJRT's Confidential Information shall be the property of the party that pays for the reduction of that concept or idea to practice ("Jointly Created Intellectual Property"). The party which approaches the other party with the idea for creating the Jointly Created Intellectual Property, shall have the option of deciding whether or not it will pay for its reduction to practice, once the parties agree to reduce the idea to practice. Jointly Created Intellectual Property for which RJRT pays for the reduction to practice shall be considered RJRT Intellectual Property for purposes of this Section
2.19. Jointly Created Intellectual Property for which Supplier pays for the reduction to practice shall be considered Supplier's Intellectual Property for purposes of this Section 2.19.

            (b) All RJRT Intellectual Property shall be owned solely by RJRT and shall not be used by Supplier for other customers without the prior written approval of RJRT; provided, however, RJRT hereby grants to Supplier a non-exclusive, perpetual, royalty-free license to use all Jointly Created Intellectual Property for which the Supplier came up with the original idea, but which is owned by RJRT, provided, however, that during the term of this Agreement Supplier may not use any of the Jointly Created Intellectual Property licensed to it pursuant to this provision to manufacture or supply any Products to a Competitor of RJRT. Upon its respective conception, reduction to practice, fixation in a tangible medium of expression or other making, an item of such RJRT Intellectual Property and all worldwide right, title and interest in and to that RJRT Intellectual Property, including all common law, statutory, treaty and convention rights, shall immediately become and forever remain the sole property of RJRT without any further act or deed being required and without any additional consideration from RJRT to Supplier, and Supplier hereby irrevocably assigns to RJRT, and RJRT hereby accepts, all such RJRT Intellectual Property and all such worldwide right, title and interest. Supplier shall execute, or cause its employees, agents, representatives or third party consultants to execute, all such assignments and other documentation deemed reasonably necessary by RJRT to effectuate this assignment and the intent of this Section. Without limiting the foregoing:

                  (i) all such RJRT Intellectual Property which constitutes patentable subject matter shall be, and hereby is irrevocably assigned to RJRT by this Agreement, together with all patent rights with respect to such work or work product. Supplier shall execute and deliver or shall cause Supplier employees, agents, representatives or third party consultants to execute and deliver any applications, assignments or other instruments and papers necessary to secure United States or foreign letters patent or the renewal or continuation thereof and to transfer to RJRT all right, title and interest in such RJRT Intellectual Property, or the renewal or continuation thereof. Any such further applications, assignments, documents or other instruments shall be prepared by RJRT at RJRT's expense;

                  (ii) all such RJRT Intellectual Property which constitutes copyrightable subject matter under the copyright laws of the United States shall, from the inception of creation, be deemed to be a "work made for hire" under the United States copyright laws and all right, title and interest in and to such copyrightable works shall vest in RJRT. RJRT shall have the exclusive rights to copyright such works in its name as the sole author and owner thereof and to secure any and all renewals and extensions of such copyright throughout the world. In the event that any copyrightable work which is created by Supplier or Supplier's employees, agents, representatives or third party consultants in the course of performing its duties for RJRT is determined not to be a "work made for hire" under the United States copyright laws, this Agreement shall operate as an irrevocable assignment by Supplier to RJRT of the copyright in and to such copyrightable work, including all right, title and interest therein, in perpetuity. Supplier will execute all documents that RJRT may reasonably request in order to assist RJRT in perfecting the rights granted to RJRT in and to said copyrightable works. Any such further applications, assignments, documents or other instruments shall be prepared by RJRT at RJRT's expense. Supplier hereby waives and agrees not to assert any moral rights or similar rights under the laws of any jurisdiction with respect to such copyrightable subject matter.

            (c) All Supplier Intellectual Property shall be owned solely by Supplier and shall not be used by RJRT without the prior written approval of Supplier; provided, however, Supplier hereby grants to RJRT a non-exclusive, perpetual, royalty-free license to use all Jointly Created Intellectual Property for which RJRT came up with the original idea, but which is owned by Supplier, provided, however, that during the term of this Agreement RJRT may not use any of the Jointly Created Intellectual Property licensed to it pursuant to this provision at any facility owned or operated by a Competitor of Supplier. Upon its respective conception, reduction to practice, fixation in a tangible medium of expression or other making, an item of such Supplier Intellectual Property and all worldwide right, title and interest in and to that Supplier Intellectual

Property, including all common law, statutory, treaty and convention rights, shall immediately become and forever remain the sole property of Supplier without any further act or deed being required and without any additional consideration from Supplier to RJRT, and RJRT hereby irrevocably assigns to Supplier, and Supplier hereby accepts, all such Supplier Intellectual Property and all such worldwide right, title and interest. RJRT shall execute, or cause its employees, agents, representatives or third party consultants to execute, all such assignments and other documentation deemed reasonably necessary by Supplier to effectuate this assignment and the intent of this Section. Without limiting the foregoing:

                  (i) all such Supplier Intellectual Property which constitutes patentable subject matter shall be, and hereby is irrevocably assigned to Supplier by this Agreement, together with all patent rights with respect to such work or work product. RJRT shall execute and deliver or shall cause RJRT employees, agents, representatives or third party consultants to execute and deliver any applications, assignments or other instruments and papers necessary to secure United States or foreign letters patent or the renewal or continuation thereof and to transfer to Supplier all right, title and interest in such Supplier Intellectual Property, or the renewal or continuation thereof. Any such further applications, assignments, documents or other instruments shall be prepared by Supplier at Supplier's expense;

                  (ii) all such Supplier Intellectual Property which constitutes copyrightable subject matter under the copyright laws of the United States, and all right, title and interest in and to such copyrightable works shall vest in Supplier. Supplier shall have the exclusive rights to copyright such works in its name as the sole author and owner thereof and to secure any and all renewals and extensions of such copyright throughout the world. RJRT will execute all documents that Supplier may reasonably request in order to assist Supplier in perfecting the rights granted to Supplier in and to said copyrightable works. Any such further applications, assignments, documents or other instruments shall be prepared by Supplier at Supplier's expense. RJRT hereby waives and agrees not to assert any moral rights or similar rights under the laws of any jurisdiction with respect to such copyrightable subject matter.

      2.20 Sharing of Information. Supplier and RJRT shall provide the other with relevant information regarding the physical and chemical properties (including toxicological information) of raw materials, Equipment, process conditions, processes or treatment conditions that Supplier may employ when producing Products for RJRT. If requested by RJRT, Supplier shall provide samples of raw materials, at the times and in the amounts requested, to RJRT or an Affiliate designee of RJRT for testing and evaluation. Any change to raw material, Equipment (routine/preventive maintenance and ordinary wear and tear excepted), processes, process conditions, or treatment conditions that Supplier employs when producing Products for RJRT must be approved by RJRT prior to implementation of the change by Supplier.

      2.21 New Products.

            (a) Upon establishing its need for any New Product, (i) Supplier shall determine in good faith whether, and establish to RJRT's reasonable satisfaction that, such New Product is within Supplier's then-existing manufacturing capacity and capability and (ii) RJRT shall determine in good faith, whether Supplier's pricing of such New Products is competitive taking into account, among other things, such factors as the pricing of current Products manufactured by Supplier.

            (b) New Products that (i) are determined by Supplier to be within Supplier's then-existing manufacturing capacity and capability and (ii) for which Supplier's pricing is determined by RJRT to be competitive, pursuant to
Section 2.21(a) above, shall be Included Products ("Included New Products").

            (c) New Products that (i) are determined by Supplier not to be within Supplier's then-existing manufacturing capacity and capability or (ii) for which Supplier's pricing is determined not to be competitive, pursuant to
Section 2.21(a) above shall be Excluded Products ("Excluded New Products") and give rise to the Supplier's right of negotiation set forth in Section 2.21(d) below.

            (d) Notwithstanding anything herein to the contrary, RJRT may at any time solicit proposals from any third party for the supply of Excluded New Products. Within 30 days of receiving notice from RJRT that it is soliciting proposals for the supply of an Excluded New Product, Supplier may submit a proposal containing terms (including, without limitation, pricing) under which Supplier proposes to supply such Excluded New Product to RJRT. The conditions, other than the timing, for submission of a proposal by Supplier will be no less favorable than the conditions, other than timing, imposed on third parties submitting proposals for such Excluded New Product. If Supplier submits a proposal to supply an Excluded New Product, the Parties will negotiate in good faith to reach an agreement with respect to the supply of such Excluded New Product by Supplier, provided, however, that in no event shall RJRT be required to accept any terms from Supplier with respect to the supply of an Excluded New Product. Notwithstanding anything herein to the contrary, Supplier shall have the right, but not the obligation, to agree to supply the Excluded New Products to RJRT on terms and conditions that are at least as favorable to RJRT as the terms of the best proposal received by RJRT from a third party. If RJRT and Supplier agree to the supply of an Excluded New Product, in accordance with this
Section 2.21(d), such Excluded New Product will be deemed to be an Included Product for purposes of this Agreement, immediately upon the effectiveness of such agreement.

      2.22 Transition Supply Arrangements.

            (a) RJRT acknowledges that, pursuant to the terms of the Transition Supply Agreement, during the Transition Period, Oracle will fulfill certain of Supplier's obligations relating to the supply of the Products.

            (b) Supplier hereby acknowledges and agrees that RJRT is an intended third-party beneficiary under the Transition Supply Agreement with the same rights to inspect, audit and consult with Oracle as RJRT has with respect to Supplier under the terms of this Agreement. To the extent permitted by applicable law, RJRT shall be entitled, following prior written notice to Supplier to initiate any dispute, action, claim or proceeding against Oracle for breach of Oracle's obligations under the Transition Supply Agreement, to enforce the provisions of the Transition Supply Agreement and to pursue any remedies or claims with respect to any breach thereof. Supplier hereby covenants that the provisions of this Section 2.22(b) shall be specifically reflected in the Transition Supply Agreement.

            (c) Supplier shall promptly notify RJRT in writing when and to the extent Supplier terminates all or any portion of Oracle's obligations to supply Products under the Transition Supply Agreement and in no event shall such notice be made later than thirty (30) days prior to the date on which Oracle is scheduled to cease the supply of such Products. Such notice shall identify specifically those Products which Oracle shall no longer produce on Supplier's behalf.

            (d) Supplier acknowledges and agrees that (i) Oracle may ship Products manufactured pursuant to the Transition Supply Agreement directly to RJRT, (ii) Oracle may issue invoices for such Products directly to RJRT (with copies thereof to Supplier), (iii) RJRT may make payments directly to Oracle for the Products manufactured pursuant to the Transition Supply Agreement and shipped and invoiced directly to RJRT (with a monthly summary of such payments delivered to Supplier within ten (10) days of the end of each month during the Transition Period), and (iv) any such payment directly to Oracle shall relieve RJRT's obligation to make such payment to Supplier hereunder.

            (e) Supplier agrees not to amend, waive or terminate any of its rights under the Transition Supply Agreement regarding the production, sale or delivery of the Products, or take any other action that would adversely affect RJRT's ability to obtain the Products from Oracle, without the prior written consent of RJRT.

            (f) Nothing herein or in the Transition Supply Agreement shall relieve Supplier of (i) any liability under this Agreement, including its obligations set forth in Sections 6.1, 6.2 and 6.6, or (ii) its obligations under this Agreement, including its obligation to implement its contingency manufacturing plans set forth in Section 2.15.

            (g) Supplier acknowledges and agrees that, to the extent permitted by applicable Law, RJRT shall have the right to (i) pursue claims simultaneously against Supplier (under this Agreement) and Oracle (under the Transition Supply Agreement) in the event Oracle breaches its obligations under the Transition Supply Agreement, and (ii) Supplier may be joined as a party defendant in any such action or proceeding initiated by RJRT enforcing its rights against Oracle.

            (h) Notwithstanding the limitation set forth in Section 4.1(d), during the Transition Period, RJRT shall notify Supplier in writing (the "RJRT Notice") of any material circumstance arising in the course of Oracle's performance of Supplier's obligations as contemplated in Section 2.22(a), that RJRT reasonably believes would give rise to RJRT's right to terminate this Agreement if such circumstance were to continue. Within fourteen (14) days following receipt by Supplier of the RJRT Notice, Supplier shall advise RJRT in writing either that (i) it elects to implement its contingency plans as promptly as practicable, but in no event later than ten (10) days following receipt by Supplier of the RJRT Notice, to resolve the circumstance identified in the RJRT Notice, or (ii) RJRT can seek to cover manufacture and supply of the Products until such time as the circumstance giving rise to the RJRT Notice is no longer continuing in the reasonable determination of RJRT. Any cover pursuant to this
Section 2.22(h) shall not be in violation of this Agreement and Supplier shall be responsible for (A) the difference between the Price for such Product that RJRT would have paid during the Transition Period pursuant to this Agreement and the price actually paid by RJRT to the covering entity for the Product being covered, plus (A) the costs of tooling incurred by such covering party and charged to RJRT in supplying the Products. Supplier's failure to respond to any RJRT Notice within such fourteen (14) day period shall be deemed an election under subsection (ii) in the preceding sentence. In the event Supplier elects to implement its contingency plans and to supply the Products to RJRT during the remainder of the Transition Period, the prices of those Products supplied by Supplier shall be the prices set forth on Annex F for Products produced by Supplier.

            (i) Notwithstanding anything in Section 3.1 to the contrary, so long as Oracle shall supply Products to RJRT on behalf of Supplier in accordance with this Section 2.22, the Price shall not be adjusted, except to reflect changes in Oracle's costs related to board and ink, if applicable. In the event of an increase in the cost of board or ink during such time, Supplier will provide, or cause Oracle to provide to RJRT, documentation evidencing the changes resulting in such Price increase and the impact of such changes on Oracle's direct incremental costs. Subject to the foregoing, all other cost increases shall be borne solely by Oracle and shall not result in a price adjustment with respect to any Products. Any adjustments made in accordance with Section 2.22 and resulting in a Price decrease shall be passed through to RJRT as promptly as practicable and will be reflected in the first invoice following the effectiveness of such downward adjustment.

            (j) RJRT acknowledges and agrees that Supplier shall have the right to assign to Oracle, and Oracle shall have the right to enforce, Supplier's rights to indemnification set forth in Section 6.5(a)(ii).

      2.23 Destruction of Waste. Supplier hereby agrees that prior to removal from the facility at which Products are being manufactured, all excess materials used in the manufacture of the Products, all non-conforming Products, all Products not delivered to RJRT and all returned or rejected Products constituting waste shall be destroyed, by shredding or otherwise, or, if destruction is not commercially feasible, shall be altered in a manner that will not result in the use of such material or Product in counterfeit products. Supplier shall deliver to RJRT a certification of compliance with this Section
2.23 upon the reasonable request of RJRT which shall not be made more often than once during each fiscal quarter during the Term.

                             III. COMMERCIAL TERMS

      3.1 Pricing.

            (a) Annex F details the base price (the "Price") of each Product by SKU.

            (b) The Price may adjusted, in accordance with the Pricing Triggers attached hereto as Schedule 3.1(b), to account for certain variations in the volume of Products ordered by RJRT during the Term.

            (c) Subject to compliance with the procedures contained in Section 3.1(e) below, the Price may also be adjusted upward or downward as follows:

                  (i) with respect to costs of materials used to manufacture and produce the Products, including board, paper, inks and solvents, and subject to the provisions of

Section 3.1(d) below, such adjustments will be made upon written notice of Supplier or RJRT in accordance with the cost model attached hereto as Schedule 3.1(c).

                  (ii) with respect to:

                        (A)   costs of cut, crease or emboss tooling;

                        (B) duties and excise taxes applicable to imported materials;

                        (C)   exchange rate fluctuation on imported materials;
                              and

                        (D) energy costs, to the extent the increase in such energy costs exceeds normal annual inflation with respect to the relevant year by 10% or more;

such adjustments will be made proportionately such that any increase or decrease in such costs shall be reflected pro rata on the Price.

            (d) Notwithstanding anything herein to the contrary, RJRT shall be solely responsible for, and Supplier accepts not to participate in (i) identifying and approving any and all suppliers of raw materials used to manufacture and produce the Products, (ii) determining the specifications relating to such raw materials and (iii) negotiating with such suppliers the price of such raw materials, resulting in RJRT's exclusive control over the input costs of such materials. Specifically, any and all rebates obtained by RJRT from such suppliers shall be for the exclusive benefit of RJRT, without prejudice to Supplier's right to separately negotiate and obtain additional rebates on such materials. Supplier must maintain records related to all raw materials utilized in the manufacture and supply of the Products.

            (e) (i) At least thirty (30) days prior to the effectiveness of any adjustment in accordance with Section 3.1(c) resulting in a Price increase, Supplier will notify RJRT in writing and supply documentation evidencing the changes resulting in each Price increase. Any upward adjustment in accordance with this Section will be effective in Supplier's first invoice following the notification period set forth in the preceding sentence.

                  (ii) All adjustments made in accordance with Section 3.1(c) and resulting in a Price decrease shall be passed through to RJRT as promptly as practicable and will be reflected in Supplier's first invoice following the effectiveness of such downward adjustment.

            (f) Subject to the other provisions in this Section 3.1, all other cost increases shall be borne solely by Supplier and shall not result in a price adjustment with respect to any Product. Without limiting the generality of the foregoing, no price adjustment shall result from any inflationary effects on costs, including labor costs, and Supplier will be responsible for year-over-year productivity gains to counteract any such inflationary effects.

      3.2 Payment Terms. Supplier shall deliver to RJRT an invoice issued against the relevant blanket Purchase Order for the payment of Products manufactured by Supplier pursuant to any Call-Out, simultaneously with the shipment of such Products. Each invoice shall be payable by RJRT no later than 10 days after receipt by RJRT of such Products. All payments by

RJRT to Supplier shall be made by wire transfer of funds to Supplier's bank account as specified from time to time in writing by Supplier. Supplier's current payment instructions are set forth in Annex G of this Agreement. Payments by RJRT to Supplier in accordance with this Section 3.2 are without prejudice to any claims or other rights RJRT may have for any reason whatsoever, and any liability of Supplier for breach of this Agreement shall not be terminated or reduced by reason of such payment. Supplier shall have the right to charge RJRT interest on all past-due amounts at an annual rate equal to the prime rate of interest as established by the Wall Street Journal, unless such delay in payment by RJRT results from either Supplier's failure to comply with the invoicing policies and procedures set forth in this Agreement or a bona fide claim of RJRT alleging the Products are non-conforming. RJRT shall not be entitled to withhold or set off payment for Products delivered unless RJRT has rejected Product on the basis of non-conformance, and then only to the extent of any amount that would otherwise be owed by RJRT for allegedly non-conforming Product and until the relevant defects have been cured or claim resolved in accordance with Section 3.3.

      3.3 Rejected Products. (a) Supplier shall ensure that the Products it manufactures for RJRT comply with the Specifications. RJRT may reject any Product (i) within one (1) year of the delivery date of such Product for defects related to conversion of raw materials into Products, including without limitation, printing, cutting and creasing, and (ii) within six (6) months of the delivery date of such Product for defects related to the substrate of such Products. In each such case, RJRT's written notice of rejection to Supplier shall state in commercially reasonable detail the Products which RJRT deems to be non-compliant and the Specification defects.

            (b) Within thirty (30) days of receipt of a notice of rejection, Supplier may contest such rejection and provide documentation or other evidence demonstrating that the rejected Products comply with the Specifications. Supplier and RJRT shall negotiate in good faith to resolve the controversy in accordance with the procedures set forth in Section 7.6.

            (c) Supplier will replace, or, if replacement is not commercially feasible, reimburse RJRT for, any properly rejected Products, at no cost to RJRT, in a time period reasonably appropriate under the circumstances and no more than ten (10) days after the final resolution of any disagreement in accordance with Section 3.3(b) above. Supplier shall bear any and all shipping and handling costs incurred in connection with the delivery of such replacement Products and the return of any properly rejected Products. Notwithstanding anything to the contrary, this Section 3.3 is subject to the warranties and provision relating to liability and damages set forth in Section 6.1 and 6.2.

            (d) Non-complying Products returned to Supplier that cannot be readily rendered conforming shall be destroyed by Supplier within ten (10) days of receipt thereof and Supplier will provide reasonably acceptable evidence of such destruction to RJRT.

      3.4 Audit Rights of RJRT. (a) Supplier shall maintain accurate and complete records including, but not limited to, correspondence, instructions, receipts, quality assurances records, Specifications, Purchase Orders, Call-Outs, raw material procurement records, warehousing records and cost data, export records, transportation records and cost data, other manufacturing cost records and data, and similar documents and data relating to RJRT's order and receipt of Products from Supplier and Supplier's supply and delivery of Products for RJRT. Supplier shall keep such records in sufficient detail to enable RJRT to evaluate, determine or verify raw materials inventories, process conditions and quality controls for Products supplied pursuant to each Purchase Order. RJRT shall have the right to review and audit Supplier's records relating to projected and actual Product cost increases or decreases derived from changes in Specifications made pursuant to the procedures set forth above in Section 2.5.

            (b) Supplier shall keep such records for a period of time as determined by its normal document retention policies, but in any event not less than eighteen (18) months after the date of the transaction to which those records relate, or longer if required by law. Supplier shall permit RJRT to examine Supplier's records and its facilities from time to time (during regular business hours and upon not less than ten (10) business days written notice) to the extent necessary for RJRT to make the foregoing evaluations, determinations and verifications, and such examination shall be made at the expense of RJRT either by its employees (or those of its Affiliates) or by an independent registered public accounting firm appointed by RJRT (at RJRT's expense) which shall report to RJRT on matters associated with such examination.

      3.5 Joint Cost Savings Initiatives. (a) The Parties hereto will work cooperatively to identify and implement incremental savings initiatives, including the employment of new technology, to further reduce costs above and beyond those savings identified by Supplier on Annex H.

            (b) Incremental cost savings will be explored and considered in good faith between the Parties on a project by project basis and in the event the parties agree to such cost savings, adjustments shall be made to the pricing grids, as appropriate.

            (c) RJRT and Supplier will establish a joint review committee to define and evaluate mutually beneficial incremental savings initiatives to be included in annual price adjustments.

            (d) Cost savings associated with RJRT-driven Specification harmonization opportunities will benefit RJRT and will not be required to be shared with Supplier.

      3.6 Insurance. Supplier shall maintain insurance with financially sound and reputable insurers covering inventory required to be maintained in accordance with this Agreement and any and all Products in the Supplier's custody in an amount no less than $20 million and against such risks as are normally insured against in the same general area by companies engaged in the same or a similar business. Such insurance shall be maintained by or for the benefit of RJRT and shall name RJRT a loss payee and provide that no cancellation or material change in coverage shall be effective until 30 days' written notice thereof has been provided to RJRT. Supplier shall promptly provide RJRT with certificates of insurance as proof that all such insurance maintained by the Supplier, is placed with such insurance companies, in such amounts, against such risks and in such form as is customary in the same general area by or for companies engaged in the same or similar businesses and constituting similarly situated insureds, together with evidence that such insurance, and all policies with respect thereto, otherwise satisfies the requirements of this Section.

      3.7 Additional Services. Upon the written request by RJRT, Supplier may, at Supplier's sole discretion, provide additional services to RJRT. Supplier and RJRT shall negotiate in good faith towards separate agreement setting forth the terms and conditions by which Supplier shall provide any such services for RJRT, and by which RJRT shall pay Supplier for such services.

                                IV. TERMINATION

      4.1 Termination.

            (a) Mutual. This Agreement may be terminated by the mutual written agreement of the Parties.

            (b) By Either Party. Either Party may terminate this Agreement at any time upon written notice to the other if:

                  (i) the other Party makes a filing for voluntary bankruptcy or a petition for involuntary bankruptcy of the other Party is not dismissed within sixty (60) calendar days of its filing, in which case, the termination shall become effective immediately upon notice of termination or at such later date as is specified in the termination notice;

                  (ii) the other Party ceases to pay its debts as they mature in the ordinary course of business, admits in writing its inability to pay its debts generally, or makes an assignment for the benefit of its creditors, in which case the termination shall become effective immediately upon the delivery of the notice of termination or at such later date as is specified in the termination notice;

                  (iii) a receiver is appointed for the other Party or its property, in which case the termination shall become effective immediately upon the delivery of the notice of termination or at such later date as is specified in the termination notice;

                  (iv) the other Party is in breach of any material term of this Agreement and the breaching Party fails to cure such breach within thirty (30) calendar days of receipt of notice of breach from the other Party, or if such breach is not reasonably capable of cure within such thirty (30) calendar day period, such breaching Party fails to cure the breach within ninety (90) calendar days of receipt of notice of breach from the other Party provided that the terminating Party must invoke its rights of termination under this Section 4.1(b)(iv) by providing written notice to the breaching Party within thirty (30) calendar days of the accrual of such right or such right of termination shall be waived with respect to the applicable material breach and further provided that after notice of such termination is given, the termination of the Agreement shall become effective six (6) months from the date of the termination notice or such longer period of time as my be set forth in such notice. During such period, this Agreement shall remain in full force and effect.

            (c) By RJRT.

                  (i) RJRT shall have the right, but not the obligation, to terminate this Agreement for cause as provided in Section 2.14.

                  (ii) RJRT shall have the right, but not the obligation, to terminate this Agreement upon the occurrence of a Force Majeure Event with respect to Supplier, if Supplier is unable to perform its obligations hereunder, including its obligation to implement contingency manufacturing plans as set forth in Section 2.15, for a period in excess of ninety (90) days.

                        (A) Additionally, within thirty (30) days following the occurrence of a Force Majeure Event, Supplier shall be required to evaluate its ability to continue to manufacture and supply Products pursuant to this Agreement and shall promptly notify RJRT if it reasonably determines it is or will be unable to perform its obligations hereunder, including its obligation to implement contingency manufacturing plans as set forth in Section 2.15, for a period in excess of ninety (90) days from the date of the Force Majeure Event. In such case, both RJRT and Supplier shall have the right, but not the obligation, to terminate this Agreement following receipt of such notification.

                        (B) Notwithstanding anything in this Section 4.1(c)(ii) to the contrary, if Supplier is unable to perform its obligations hereunder as a result of a Force Majeure Event and Supplier fails to satisfy its obligations under this Agreement through a third party purchase in accordance with Section
2.15 promptly after the occurrence of such Force Majeure Event, RJRT shall be entitled, but not obligated, to cover any shortfall in Products required by RJRT under this Agreement for a period not to exceed one hundred eighty (180) days from the date of the Force Majeure Event by obtaining such Products from a third-party supplier selected by RJRT. The reasonable costs incurred by RJRT in obtaining such replacement Products and any positive difference in price paid by RJRT for such replacement Products over the Price set forth on Annex F, as the same may be adjusted in accordance with the terms of this Agreement, shall be borne by Supplier and such replacement Products from Supplier shall be deemed volume ordered by RJRT pursuant to this Agreement.

                  (iii) RJRT shall have the right, but not the obligation, to terminate this Agreement, at any time, upon the sale of a majority of the outstanding capital stock of Supplier to a Competitor of RJRT or all or substantially all of the assets of Supplier to a Competitor of RJRT.

                  (iv) RJRT shall have the right, but not the obligation, to terminate this Agreement if Supplier fails to use commercially reasonable efforts to attempt to hire one hundred and seventy (170) individuals employed by Oracle at the end of the Transition Period who were employees of RJRP as of the date of this Agreement.

            (d) If and to the extent, that a right to terminate this Agreement arises as a result of the non-performance or breach by Oracle of its obligations to Supplier under the terms of the Transition Supply Agreement, RJRT waives its right to terminate this Agreement for two hundred seventy (270) days from the Effective Date of this Agreement.

      4.2 Effect of Termination.

            (a) Actions by Supplier. Upon the effective date of termination of this Agreement, Supplier shall:

                  (i) deliver to RJRT or its designee all raw materials, finished Products, and/or specialized manufacturing equipment that have been, or must be, paid for by RJRT in accordance with this Agreement, except for equipment and accessories transferred to and owned by Supplier pursuant to
Section 2.17(d) above;

                  (ii) execute all documents and take all actions reasonably necessary to enable RJRT to carry out its obligations to customers, and use commercially reasonable efforts to cooperate with RJRT in making the necessary transition to another supplier of Products;

                  (iii) use commercially reasonable efforts to cooperate with RJRT in the preparation of a final accounting; and

                  (iv) cease supply of Products, except as Supplier and RJRT may agree in writing.

            (b) Actions by RJRT. Upon the effective date of termination of this Agreement, RJRT shall promptly pay Supplier for Products in accordance with the terms of this Agreement, together with any other amounts that are due and owing by RJRT to Supplier. RJRT also shall promptly pay Supplier for such dedicated raw materials, in amounts consistent with the relevant Weekly Forecast, that Supplier has purchased to produce Products for RJRT and such raw materials shall be shipped to RJRT or its designee at RJRT's expense.

            (c) Subject to the provisions of this Section 4.2, if either RJRT or Supplier choose to terminate this Agreement as provided in this Article IV, this Agreement will be of no further force and effect, and except as set forth in
Section 4.3, there will be no liability or obligation on the part of either Party to the other. Termination of this Agreement does not impair or extinguish any accrued right, obligation or liability that a Party hereto may have under this Agreement at the time it is terminated.

      4.3 Survival. The provisions of Article V and Sections 3.4, 4.1(c)(ii)(B), 4.2, 5.1, 6.2, 6.5, 6.6 and 6.8 will continue in effect after expiration or termination of this Agreement.

                               V. CONFIDENTIALITY

      5.1 Confidentiality Obligation. During the Term of this Agreement and for a period of five (5) years thereafter, Supplier and RJRT, each a "Receiving Party" shall maintain in confidence all Confidential Information disclosed to it by the other Party, as a "Disclosing Party." Unless otherwise agreed in writing, neither Supplier nor RJRT will use, disclose or grant the use of such Confidential Information except as expressly authorized by this Agreement. To the extent that disclosure is authorized by this Agreement, the Receiving Party shall obtain prior agreement from its employees, representatives and contracting parties to whom disclosure is to be made to hold in confidence and not make use of such information for any purpose other than those purposes permitted by this Agreement. Supplier and RJRT, as a Receiving Party, will use at least the same standard of care (but not less than a reasonable standard of care) as it uses to protect its own proprietary and trade secret information to ensure that such employees, representatives and contracting parties do not disclose or make any unauthorized use of such Confidential Information. Supplier and RJRT, as a Receiving Party, will promptly notify the other upon discovery of any unauthorized use or disclosure of the Confidential Information. The

Receiving Party shall be responsible to the Disclosing Party for any loss of Confidential Information of the Disclosing Party or breach of the provisions of this Section 5.1 by any employee, representative or contracting party of the Receiving Party.

      5.2 Exceptions. The confidentiality obligations set forth in Section 5.1 will not apply to the extent that it can be established by the Receiving Party by competent proof that such Confidential Information:

            (a) was already known to the Receiving Party, other than under an obligation of confidentiality, at the time of receipt from the Disclosing Party;

            (b) was generally available to the public or otherwise part of the public domain at the time of its receipt from the Disclosing Party;

            (c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party in breach of this Agreement;

            (d) was received by the Receiving Party, other than under an obligation of confidentiality, by a third Person lawfully in possession of the information; or

            (e) was independently developed by the Receiving Party, without reference or access to any Confidential Information of the Disclosing Party.

      5.3 Authorized Disclosure.

            (a) In the event that a Receiving Party or any of its Affiliates are requested pursuant to, or are required by, applicable law, regulation or legal process, including in connection with filing or prosecuting any patent application, to disclose any of the Confidential Information, the Receiving Party will promptly notify the Disclosing Party and otherwise cooperate with the Disclosing Party so that the Disclosing Party may seek a protective order or other appropriate remedy or, in the Disclosing Party `s sole discretion, waive compliance with the terms of this Section 5.3. In the event that no such protective order or other remedy is obtained, or that the Disclosing Party does not waive compliance with the terms of this Section 5.3, the Receiving Party will furnish only that portion of the Confidential Information which it is advised by counsel is legally required and will exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Confidential Information.

            (b) Supplier may, solely on a need-to-know basis, disclose to Oracle such Confidential Information as may be necessary for Oracle to perform its obligations under a supply agreement with Supplier, provided that, prior to the receipt of any Confidential Information in accordance with this Section 5.3(b), Oracle shall have agreed in writing to comply with all confidentiality obligations imposed on Supplier hereunder as if Oracle were a Party to this Agreement.

                                 VI. WARRANTIES

      6.1 Warranties. SUPPLIER WARRANTS THAT FOR A PERIOD OF ONE (1) YEAR FROM THE DATE OF DELIVERY, PRODUCTS MANUFACTURED AND PACKAGED PURSUANT TO THIS AGREEMENT SHALL BE MANUFACTURED, PACKAGED AND SHIPPED IN CONFORMITY WITH THE APPLICABLE SPECIFICATIONS AND THE PACKAGING AND SHIPPING REQUIREMENTS OF THIS AGREEMENT. ANY MEASURES TAKEN TO REMEDY NON-CONFORMANCE WITH THIS WARRANTY WILL BE AT SUPPLIER'S SOLE COST AND EXPENSE. THE WARRANTIES SET FORTH IN THIS SECTION
6.1 ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY AND ANY WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE.

      6.2 Liability and Damages. (a) Without prejudice to Section 4.1(b)(iv), Supplier shall be liable to RJRT for damages resulting from a breach of the warranties set forth in Section 6.1 above, provided, however, that Supplier's liability to RJRT hereunder shall be limited to (i) the replacement or refund of the price of any non-conforming products plus (ii) any other direct damages, claims, losses, suits, proceedings, costs and expenses resulting directly therefrom, up to a limit, in the case of this Section 6.2(a)(ii) only, of four hundred thousand dollars ($400,000) per occurrence or related occurrences related to a particular SKU for Product non-conformance and limited to an aggregate of four million dollars ($4,000,000) per year over the term of this Agreement. Notwithstanding the foregoing, nothing herein shall be deemed to limit Supplier's indemnification obligations set forth in Section 6.6.

            (b) Without prejudice to Section 4.1(b)(iv), and subject to the interest charges set forth in Section 3.2, RJRT's liability to Supplier hereunder for non-payment of Products shall be limited to any unpaid amounts owed to Supplier for conforming Products shipped by Supplier. Nothing herein shall be deemed to limit RJRT's indemnification obligations set forth in Section 6.5.

            (c) Notwithstanding anything to the contrary set forth in this Agreement, neither Party hereto shall be liable to the other for any punitive or exemplary Losses or damages.

      6.3 Representation of Authority. Each of Supplier and RJRT hereby represents and warrants to the other that:

            (a) it is duly incorporated, is validly existing and is in good standing under the laws of its jurisdiction or incorporation;

            (b) it has all requisite corporate power to carry on its business as now conducted, and is duly qualified to do business and is in good standing as a foreign entity in each other jurisdiction where the ownership or operation of its assets or the conduct of its business requires such qualification, except where the failure to have such authority or to be so qualified or be in good standing, as the case may be, would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on it or materially impair or delay its ability to satisfy its obligations under this Agreement;

            (c) it has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

            (d) the execution and delivery by it of this Agreement and the performance by it of its obligations hereunder have been authorized by all respective corporate action; and

            (e) that this Agreement has been duly authorized, executed and delivered by it and, assuming the due authorization, execution and delivery of this Agreement by the other party hereto, constitutes a valid and binding obligation of it, enforceable against it in accordance with its terms.

      6.4 Compliance with Laws. In performance of their respective obligations under this Agreement, Supplier and RJRT shall comply with, and shall ensure that their respective employees and Affiliates shall comply with, all laws, regulations, agreements, licenses and consents applicable to or otherwise relating to the subject matter of this Agreement. Without limitation to the foregoing, Supplier and RJRT represent and warrant that they shall not transfer, provide, resell, export, re-export, distribute, or dispose of any Product or component thereof or any related technology or technical data, directly or indirectly, without first obtaining all necessary written consents, permits and authorizations and completing such formalities as may be required by any applicable laws, rules and regulations.

      6.5 RJRT's Indemnity Obligations.

            (a) In General. RJRT, severally, will indemnify, defend and hold harmless Supplier, its Affiliates and their respective current and former officers, directors, employees, representatives and agents (each a "Supplier Indemnified Party") from and against any and all losses, damages, claims, liabilities, demands, assessments, judgments, settlements, compromises and related costs and expenses (including without limitation reasonable attorneys' fees and costs) (collectively, "Damages") resulting from demands, actions, suits or proceedings initiated by any third-Person (including any Governmental Authority) and arising out of:

                  (i) A material breach by RJRT of its respective obligations under this Agreement; or

                  (ii) The marketing, advertising, distribution or sale by RJRT of any Products manufactured under this Agreement for RJRT, including any Damages to the extent related to any claimed adverse health effects or health risks relating to the use of such Products.

            (b) Exceptions. Notwithstanding Section 6.5(a), RJRT shall not be required to indemnify any Supplier Indemnified Party for any portion of Damages to which such Supplier Indemnified Party may become subject to the extent (but only to the extent) they relate to, result from or arise out of:

                  (i) The failure of Supplier to comply with its obligations under this Agreement; or

                  (ii) The negligence or willful misconduct or willful failure to act of Supplier.

            (c) Notice. Supplier shall give RJRT prompt written notice of any claim or suit that may be brought directly against Supplier or any other Supplier Indemnified Party by a third-Person for which Supplier may seek indemnification, and RJRT shall thereafter be entitled to employ counsel, control the defense of, and settle or compromise, such claim or suit.

      6.6 Supplier's Indemnity Obligations.

            (a) In General. Subject to Section 6.1, Supplier will indemnify, defend and hold harmless RJRT, and their respective current and former officers, directors, employees, representatives and agents (each an "RJRT Indemnified Party") from and against all Damages resulting from demands, actions, suits, or proceedings initiated by any third-Person (including any Governmental Authority) and arising out of a material breach of the obligations of Supplier under this Agreement including, but not limited, to Supplier's failure to produce Products meeting the required Specifications and/or to comply with the packaging and shipment requirements of this Agreement, as described in Section 2.14.

            (b) Exceptions. Notwithstanding anything set forth in Section 6.6(a), Supplier shall not be required to indemnify any RJRT Indemnified Party for any portion of Damages to which such RJRT Indemnified Party may become subject, to the extent (but only to the extent) they relate to, result from or arise out of:

                  (i) The failure of RJRT to comply with their respective obligations under this Agreement; or

                  (ii) The negligence or willful misconduct or willful failure to act of RJRT.

            (c) Notice. RJRT shall give Supplier prompt written notice of any claim or suit that may be brought directly against RJRT or any other RJRT Indemnified Party by a third Person for which RJRT may seek indemnification, and Supplier shall thereafter be entitled to employ counsel, control the defense of, and settle or compromise, such claim or suit.

      6.7 Supplier for Product. RJRT represents and warrants that as of the Effective Date, it has not entered into any agreement with any third Person that obligates RJRT to purchase any Product subject to this Agreement from any third Person.

      6.8 Rights to Intellectual Property. Neither party shall obtain rights with respect to Intellectual Property owned by the other party or its Affiliates as a result of this Agreement.

                               VII. MISCELLANEOUS

      7.1 Further Assurances. Each Party agrees to enter into or execute, or procure the entering into or execution, of such agreements, assignments or further assurances, or do such other acts as the other Party may reasonably request to carry out the terms and conditions of this Agreement. Further, Purchase Orders issued by RJRT under this Agreement shall provide that such Purchase Orders are issued pursuant to, and governed by, the terms and conditions of this Agreement.

      7.2 Waiver. No waiver by either Supplier or RJRT of any of the provisions of this Agreement will be effective unless explicitly set forth in writing and executed by that entity. Any waiver by either Supplier or RJRT of a breach of this Agreement will not operate or be construed as a waiver of any subsequent breach.

      7.3 Relationship of Supplier and RJRT. Supplier and RJRT shall be and shall remain independent contractors as to each other, and this Agreement shall not be construed as establishing a general agency, employment, partnership, or joint venture relationship between them. Neither Supplier nor RJRT shall have the authority to make any statements, representations or commitments of any kind (whether express or implied), or to take any action, which shall be binding on the other or create any liability or obligation on behalf of the other, without the prior written authorization of the entity to be bound.

      7.4 Force Majeure. (a) Except as specifically provided elsewhere in this Agreement, neither Party shall be liable for loss, injury, delay, damage or other casualty suffered by such Party due to any inability to perform any obligation hereunder, and neither Party shall be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term or provision of this Agreement (other than payment of monies due), when such failure or delay is caused by or results from a Force Majeure Event with respect to such Party, it being further specified that nothing set forth in this
Section 7.4 shall relieve Supplier of its obligation to initiate its contingency manufacturing plans as set forth in Section 2.15.

            (b) At the request of the non-affected Party, the affected Party shall provide such supporting documentation as may reasonably be required to support its Force Majeure claim, and shall provide detailed progress reports to the other Party as the same may be reasonably requested by the non-affected Party describing actions taken to remedy consequences of the Force Majeure event.

      7.5 Governing Law. This Agreement and the legal relations among the signatories hereto will be governed by and construed in accordance with the substantive laws of the State of North Carolina, without giving effect to the principles of conflict of laws thereof.

      7.6 Dispute Resolution. To the extent that controversies arising from this Agreement cannot be resolved by the respective personnel of Supplier and RJRT responsible for the administration of this Agreement, Supplier and RJRT shall attempt in good faith to resolve any such dispute. Supplier or RJRT may give the other entity written notice of any dispute which has not been resolved in the ordinary course of business. Within ten (10) calendar days of receipt of such notice, the receiving entity shall submit a written response to such notice. The notice and response shall include: (a) a detailed description of the dispute;
(b) a statement of the entity's position which respect to such dispute; and (c) the name and title of the senior executive officer who will negotiate on behalf of such entity. Within fifteen (15) calendar days of delivery of the initial notice, or within a time mutually agreed by Supplier and RJRT, the designated senior executive officers will meet or otherwise confer in an attempt to resolve the dispute. Such negotiations shall continue either until the controversy is resolved or until one of the entities initiates judicial action as set forth in
Section 7.7. During the negotiation process, all reasonable requests for information and documents from one entity to the other shall be honored.

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      7.7 Jurisdiction.

            (a) The parties hereby agree that any suit, action or proceeding (a "Proceeding") seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in the United States District Court for the Southern District of New York.

            (b) The parties hereto further agree to waive, to the fullest extent permitted by law, the defense of any inconvenient forum to the maintenance of such suit, action or proceeding in any such New York proceeding, and agree to waive, to the fullest extent it may legally and effectively do so any objection which it may now or hereafter have to venue of any such Proceeding in the United States District Court for the Southern District of New York. In addition, the parties to this Agreement consent to submit themselves to the personal jurisdiction of the United States District Court for the Southern District of New York (and of the appropriate appellate courts therefrom) and agree that they will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court. The parties to this Agreement agree that process in any such Proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

            (c) The Parties shall use their reasonable best efforts to implement the provisions, and achieve the intent, of this Section 7.7 in good faith.

      7.8 Waiver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDINGS ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

      7.9 Severability. If any provision of this Agreement shall be held to be invalid or unlawful, the same shall be deemed to be deleted from this Agreement, but this Agreement shall remain in full force and effect as if the deleted provision had never been contained in it. The Parties shall negotiate in good faith as to the terms of a mutually acceptable and satisfactory provision in place of any deleted provision, and if such terms shall be agreed, this Agreement shall be amended accordingly.

      7.10 Amendments. This Agreement (including the Schedules and Annexes hereto) may be amended, or any term hereof modified, only by a written instrument duly executed by the Parties hereto. In the event of any conflict between this Agreement and the terms of a Purchase Order, the terms of this Agreement shall govern.

      7.11 Notices. All notices and other communications required or permitted hereunder will be in writing and, unless otherwise provided in this Agreement, will be deemed to have been duly given upon the earliest of (a) delivery in person, (b) dispatch by electronic facsimile transfer (confirmed in writing by courier service as in (c) simultaneously dispatched) or (c) one business day after having been dispatched by a nationally recognized overnight courier service, in any such case to the appropriate party at the address specified below:

            If to Supplier, to:

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

                        Alcan Packaging Food and Tobacco Inc.
                        445 Dividend Drive
                        Peachtree City, Georgia 30269
                        Facsimile No.:(804) 748-3471
                        Attention:  Vice President, General Manager

                  with a copy to:

                        Alcan Corporation
                        8770 West Bryn Mawr Avenue
                        Mail Code 09-J
                        Chicago, Illinois 60631-3657
                        Facsimile No.: (773) 399-3957
                        Attention: Vice President and Chief Counsel (USA)

                  If to RJRT, to:

                        R. J. Reynolds Tobacco Company
                        401 North Main Street
                        Winston-Salem, North Carolina 27102-2866
                        Facsimile No.: (336) 741-0974
                        Attention: Vice President-Procurement

                  with a copy to

                        R. J. Reynolds Tobacco Company
                        401 North Main Street
                        Winston-Salem, North Carolina 27102-2866
                        Facsimile No.: (336) 741-2998
                        Attention: General Counsel

or to such other address or addresses as any such party may from time to time designate as to itself by like notice.

      7.12 Entire Agreement. This Agreement (including the Schedules and Annexes hereto), together with any Purchase Order issued hereunder, contains the entire agreement and understanding between Supplier and RJRT regarding the subject matter hereof, and supercedes (i) any prior agreement or negotiation between them with respect to the subject matter hereof and (ii) any standard or boilerplate terms that may be contained in any document issued by Supplier or otherwise issued by or to either party in connection with this Agreement, provided, however, this Agreement shall not in any way affect, modify or amend the Supply Agreement among Supplier and the Brown & Williamson Tobacco Corporation, dated as of January __, 2001 (the "B&W Supply Agreement"), relating to the supply of Products.

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

      7.13 Assignment. This Agreement shall be binding upon and inure to the benefit of Supplier and RJRT and their respective legal successors and assigns. This Agreement may not be assigned or otherwise transferred, nor, except as expressly provided hereunder, may any right or obligation hereunder be assigned, subcontracted, licensed or transferred by Supplier or RJRT without the other entity's prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned; provided, however, that Supplier and RJRT may, without the other entity's prior consent, assign its respective rights and obligations hereunder to a wholly owned subsidiary or entity under common control with such assigning entity through 100% ownership of the equity interests therein. Any permitted assignee shall assume all the rights and obligations of its assignor under this Agreement. Any assignment in violation of the foregoing shall be null and void.

      7.14 Attorney-Client Privilege. The Parties hereto acknowledge that all attorney-client privileged communications occurring prior to the Effective Date between RJRT and RJRP were for the benefit of RJRT. Accordingly, only RJRT has the right to waive such privileged communications and Supplier shall not have the right to compel disclosure of such attorney-client privileged communication without the prior written consent of RJRT.

      7.15 Expenses. Except as expressly provided otherwise in this Agreement or by any other written agreement of the Parties, each Party will bear its own expense, including the fees and expenses of any attorneys, accountants, investment bankers, brokers, finders or other intermediaries or other Persons engaged by it, incurred in connection with this Agreement or any other agreements provided for herein or entered into in connection herewith.

      7.16 Publicity. Neither Party shall publish or issue any news release or other public announcement, written or oral, or otherwise make any disclosure relating to the existence or terms of or performance under this Agreement without the prior written approval of the other Party, excepts as may otherwise be required by law.

      7.17 No Third Party Beneficiaries. This Agreement is not intended to and shall not be construed to give any Person, including any employee or former employee, any interest or rights (including, without limitation, any third-party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby; provided, however, notwithstanding the foregoing, (a) for the term of the Transition Period and for a period of 90 days thereafter (but only for the purpose of providing additional time to assert any claim that arose during the term of the Transition Period), and (b) to the extent that Oracle is the supplier during the Transition Period of Products that are the subject of a claim, Oracle shall be deemed an intended third party beneficiary of RJRT's obligations and Supplier's rights under Sections 2.5, 2.8, 2.9, 2.10, 2.13, 2.14, 2.16, 2.17, 3.1(to the extent related to Prices during the Transition Period only), 3.2, 3.3, 3.4, 4.2, 5.1, 5.3, 6.1 (solely with respect to the limitation of the duration of the warranty), 6.2, 6.7, 7.5, 7.6, 7.7 and 7.8 of this Agreement.

      7.18 Counterparts. This Agreement and any amendment may be executed in multiple counterparts, each of which is an original and all which constitute one agreement or amendment, as the case may be, notwithstanding that all of the Parties are not signatories to the original or the same counterpart, or that signature pages from different counterparts are combined, and the

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signature of any Party to any counterpart is a signature to and may be appended to any other counterpart.

                     [Remainder of page intentionally blank]

                                       34
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      IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives effective as of the Effective Date.

                                 ALCAN PACKAGING FOOD AND TOBACCO INC.

                                 By:     /s/ R. K. Wunderlich
                                     --------------------------------
                                     Name: R. K. Wunderlich
                                     Title: President

                                 R.J. REYNOLDS TOBACCO COMPANY

                                 By:     /s/ Thomas R. Adams
                                     --------------------------------
                                 Name: Thomas R. Adams
                                 Title: Senior Vice President and
                                        Chief Accounting Officer

                                 Date: May 2, 2005